 Exhibit 99.11
LETTER TO BROKERS, DEALERS,
COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES
Offer To Exchange Shares of Series C Preferred Stock
of
Enzon Pharmaceuticals, Inc.
for
Shares of Common Stock
of
Enzon Pharmaceuticals, Inc.
THE OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN TIME, ON FEBRUARY 27, 2026, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND. THE SHARES OF SERIES C PREFERRED STOCK (AS DEFINED BELOW) TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW). CONSENTS MAY BE REVOKED ONLY BY WITHDRAWING THE TENDER OF THE RELATED SHARES OF SERIES C PREFERRED STOCK AND THE WITHDRAWAL OF ANY SHARES OF SERIES C PREFERRED STOCK WILL AUTOMATICALLY CONSTITUTE A REVOCATION OF THE RELATED CONSENTS.
January 30, 2026
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
Enclosed are the Prospectus/Consent Solicitation/Offer to Exchange, dated January 28, 2026 (the “Prospectus/Consent Solicitation/Offer to Exchange”), and the related Letter of Transmittal (the “Letter of Transmittal”), which together set forth the offer by Enzon Pharmaceuticals, Inc., a Delaware corporation (the “Company,” the “Offeror,” “we,” “our” and “us”), to each holder of outstanding shares of Series C Non-Convertible Redeemable Preferred Stock, $0.01 par value per share (the “Series C Preferred Stock”), of the Company, the opportunity to receive that number of shares of common stock, $0.01 par value per share (“Common Stock”), equal to (i) the aggregate liquidation preference of each share of Series C Preferred Stock, divided by (ii) $7.83 after giving effect to the Reverse Stock Split (as defined in the Prospectus/Consent Solicitation/Offer to Exchange) (the “Exchange Ratio,” and such offer, on the terms and subject to the conditions and procedures set forth in the Prospectus/Consent Solicitation/Offer to Exchange and the Letter of Transmittal, together with any amendments or supplements thereto, the “Offer”). The Offer is made solely upon the terms and conditions in the Prospectus/Consent Solicitation/Offer to Exchange and in the Letter of Transmittal. The Offer will expire at one minute after 11:59 p.m., Eastern Time, on February 27, 2026, or such later time and date to which the Company may extend the Offer. The period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period.” The date and time at which the Offer Period ends is referred to as the “Expiration Date.” Unless defined herein, terms used in this Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees shall have definitions set forth in the Prospectus/Consent Solicitation/Offer to Exchange.
The Offer is being made to all holders of Series C Preferred Stock. The Series C Preferred Stock is governed by the Certificate of Designation, dated September 21, 2020. The Series C Preferred Stock is not listed on a securities exchange nor traded in an over-the-counter market. As of January 30, 2026, a total of 40,000 shares of Series C Preferred Stock were outstanding.
Each holder of Series C Preferred Stock whose shares of Series C Preferred Stock are exchanged pursuant to the Offer will receive that number of shares of Common Stock calculated pursuant to the Exchange Ratio.
No fractional shares of Common Stock will be issued. Instead, holders will receive a cash payment in lieu of fractional shares. The Company’s obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered shares of Series C Preferred Stock.

The Offer is conditioned upon the satisfaction or waiver of all of the conditions to the consummation of the Merger set forth in the Agreement and Plan of Merger, dated June 20, 2025 by and among the Offeror, EPSC Acquisition Corp. (“EPSC”) and Viskase Companies Inc. (“Viskase”) (the “Original Merger Agreement”), as amended by the First Amendment to the Agreement and Plan of Merger, dated October 24, 2025, by and among the Offeror, EPSC and Viskase (the “First Amendment to the Merger Agreement,” and as amended, the “Merger Agreement”), including, without limitation, the receipt by Enzon of the requisite written consent of holders of its Common Stock approving the Merger and the other transactions contemplated by the Merger Agreement. The Offeror intends to complete the Offer substantially concurrently with the consummation of the Merger. Holders of Series C Preferred Stock may withdraw any shares of Series C Preferred Stock tendered by them into the Offer at any time prior to the Expiration Date.
Shares of Series C Preferred Stock not exchanged for shares of our Common Stock pursuant to the Offer will remain outstanding subject to their current terms. We reserve the right to redeem any of the shares of Series C Preferred Stock, as applicable, pursuant to their current terms at any time, including prior to the completion of the Offer.
WE ARE NOT AWARE OF ANY U.S. STATE WHERE THE MAKING OF THE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF WE BECOME AWARE OF ANY U.S. STATE WHERE THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE SHARES OF SERIES C PREFERRED STOCK PURSUANT TO THE OFFER IS NOT IN COMPLIANCE WITH APPLICABLE LAW, WE WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH THE APPLICABLE LAW. IF, AFTER SUCH GOOD FAITH EFFORT, WE CANNOT COMPLY WITH THE APPLICABLE LAW, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SERIES C PREFERRED STOCK.
Enclosed with this letter are copies of the following documents:
1.
The Prospectus/Consent Solicitation/Offer to Exchange;

2.
The Letter of Transmittal, for your use in accepting the Offer, tendering shares of Series C Preferred Stock for exchange and for the information of your clients for whose accounts you hold shares of Series C Preferred Stock registered in your name or in the name of your nominee. Manually signed copies of the Letter of Transmittal may be used to tender shares of Series C Preferred Stock and provide consent;

3.
The Notice of Guaranteed Delivery to be used to accept the Offer in the event (i) the procedure for book-entry transfer cannot be completed on a timely basis or (ii) time will not permit all required documents to reach Continental Stock Transfer & Trust Company (the “Exchange Agent”) prior to the Expiration Date;

4.
A form of letter which may be sent by you to your clients for whose accounts you hold shares of Series C Preferred Stock registered in your name or in the name of your nominee, including an Instructions Form provided for obtaining each such client’s instructions with regard to the Offer; and

5.
A return envelope addressed to Exchange Agent.

Certain conditions to the Offer are described in the section of the Prospectus/Consent Solicitation/Offer to Exchange entitled “Series C Exchange Offer — Conditions of the Series C Exchange Offer.”
We urge you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at one minute after 11:59 p.m., Eastern Time, on February 27, 2026, or such later time and date to which the Company may extend the Offer.
The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Exchange Agent, the information agent, dealer manager and solicitation agent and certain other persons, as described in the sections of the Prospectus/Consent Solicitation/Offer to Exchange entitled “Series C Exchange Offer — Fees and Expenses”) for soliciting tenders of shares of Series C Preferred Stock pursuant to the Offer. However, the Company will, on request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding copies of the enclosed materials to your clients for whose accounts you hold shares of Series C Preferred Stock.
Any questions you have regarding the Offer should be directed to, and additional copies of the enclosed materials may be obtained from, the information agent in the Offer:
The Information Agent for the Offer is:
HKL & Co., LLC
3 Columbus Circle, 15th Floor
New York, NY 10019
Banks and Brokerage Firms Please Call Collect: +1 (212) 468-5380
All Others Call Toll-Free: +1 (800) 326-5997
Email: enzn@hklco.com
Very truly yours,
Enzon Pharmaceuticals, Inc.
Nothing contained in this letter or in the enclosed documents shall constitute you or any other person the agent of the Company, the Exchange Agent, the dealer manager and solicitation agent, the information agent or any affiliate of any of them, or authorize you or any other person to give any information or use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.